SEXTANT MUTUAL FUNDS
November 30, 1996
Fellow Shareowners:

After the strong gains of 1995, the 1996 markets should have been weak. Interest rates rose during the first nine months, and corporate earnings growth is slowing. Yet for the 12 months ending November 30, 1996 , the S&P 500 Index jumped 27.9%, the NASDAQ Composite Index climbed 22.4%, and the Salomon Bros. Broad Investment-Grade Bond Index provided a 6.0% total return.

Our caution, based on historical patterns, was misplaced for most of 1996. Tremendous inflows of individual and institutional retirement money drove all market sectors up, as the public focuses on long-term investing to build their retirement funds. While a sharp July correction showed the market's vulnerability, the rebound through a startlingly-strong November proves the faith investors have in equities to deliver superior total returns. An estimated $208 billion poured into stock mutual funds in the first 11 months of 1996, 60% above the previous full-year record in 1993. The 1996 stock market favored momentum investing, rather than Saturna Capital's more value-oriented style.

The no-load Sextant Funds are designed to address a broad spectrum of investment needs. All stress low operating expenses and employ a "fulcrum" advisory fee structure that rewards or penalizes Saturna Capital for investment results. Beginning with the September month-end, the four Funds are paying increased or decreased monthly advisory fees depending on relative performance over the prior 12 months. For the fiscal year ended November 30, 1996, comparative total returns are:


         Sextant Fund                  Total Return          vs. Morningstar
         Short-Term Bond                   4.85%             Short-Term Bonds
         Bond Income                       4.04%             Long-Term Bonds
         Growth                            6.74%             Domestic Growth
         International                    18.16%             Foreign Stock

For the year, the high-quality Sextant bond funds slightly underperformed their Morningstar peer categories. There is an anchor role for bonds in most portfolios. With a 6.3% income yield for the year, Short-Term Bond Fund is a great alternate to money-market funds as a place for investing your cash reserves.

Unfortunately, our conservative approach to stock-picking meant the Growth Fund significantly underperformed the Morningstar Domestic Growth category. As long-term investors, we know that current investing fads will pass, and remain convinced that our strategies will provide good results over time. Meanwhile, when the Growth Fund is underperforming, Saturna Capital automatically slashes its advisory fee to help improve Fund total returns.

Our experience is that investors should look outside the U.S. for a material portion of their portfolio, being unwise to insulate oneself from foreign events and opportunities. We created Sextant International Fund to invest in non-U.S. equities, and are pleased that the 18.16% return earned by the Fund in its first year outdistanced the Foreign Stock category and earns Saturna Capital a modest bonus for above-average performance.

Further information on each Fund's performance is found in the Management Discussion sections of this report. Our portfolio managers welcome your comments and suggestions. Only with your help can we be certain that we are meeting your investment needs - our primary objective.
                                                     Respectfully,
    Nicholas Kaiser, President                  Phelps McIlvaine, Vice President
    (Manager, Sextant Growth;                   (Manager, Sextant Bond Income;
    Sextant International )                     Sextant Short-Term Bond)


                   REPORT of INDEPENDENT ACCOUNTANTS

To the Board of Trustees and Shareowners of Saturna Investment Trust

In our opinion, the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund and Sextant International Fund, four of the series of Saturna Investment Trust, hereafter referred to as the "Trust" at November 30, 1996, the results of their operations, the changes in their net assets, and the financial highlights, for the periods indicated, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at
November 30, 1996 by correspondence with the custodian and a broker, and the application of alternative auditing procedures where confirmations were not received, provide a reasonable basis for the opinion expressed above.
PRICE WATERHOUS /S/LLB
Seattle, Washington
December 18, 1996

(GRAPHIC OMITTED)
1996 Annual Report    SEXTANT SHORT-TERM BOND FUND
--------------------------------------------------
INVESTMENTS
November 30, 1996
RATING* ISSUER             COUPON/MATURITY        FACE AMOUNT       MARKET VALUE
--------------------------------------------------------------------------------
        APPLIANCES (5.5%)
A-      Whirlpool                    9.5% 6/15/2000       $  100,000        $  110,412

        BANKING (15.%)
A-      Bankers Trust-NY             9.5% 6/14/2000           75,000            82,366
A-      Chase Manhattan              9.05% 2/1/2002           40,000            39,775
BBB+    First Interstate Bank        8.625% 4/1/1999          75,000            78,984
AA-     Norwest Financial            6.23% 9/1/1998          100,000           100,424
                                                          ----------        ----------
                                                             290,000           301,549
        CONSUMER FINANCE (7.2%)
AA-     Associates Corp NA           8.35% 12/22/1998        100,000           104,414
A-      GMAC                         5.95% 12/28/1998         40,000            39,987
                                                          ----------        ----------
                                                             140,000           144,401
        ELECTRIC UTILITY (10.3%)
A       Pacific Gas & Electric       6.75% 12/01/2000        100,000           100,656
A-      Public Service
        Enterprise Group             8.75% 7/1/1999          100,000           106,231
                                                          ----------        ----------
                                                             200,000           206,887
        FOOD (4.%)
BBB+    Supervalue                   7.25% 7/15/1999          80,000            81,612

        GAS DISTRIBUTION (5.9%)
A+      Consolidated Natural Gas     5.875% 10/1/1998        120,000           118,877

        INVESTMENT FINANCE (11.3%)
BBB+    Finovia Capital              5.98% 2/27/2001          75,000            73,940
BBB     Salomon Inc.                 6.70% 12/1/1998         100,000           100,968
A-      Smith Barney Holding         7.98% 3/1/2000           50,000            52,562
                                                          ----------        ----------
                                                             225,000           227,470
        PHOTOGRAPHY (4.7%)
A       Eastman Kodak Corp.          7.25% 4/15/1997          95,000            95,301

        RETAILING (8.9%)
BBB     Limited                      8.875% 8/15/1999         75,000            78,867
BBB+    Dayton Hudson                7.50% 3/1/1999          100,000           102,362
                                                          ----------        ----------
                                                             175,000           181,229
        TOABACCO (4.0%)
A       Phillip Morris               9.75% 02/15/00           75,000            80,883

        TRANSPORTATION (2%)
A+      CSX Transportation           7.05% 3/15/98            40,000            40,420

        U.S. GOVERNMENT (17.6%)
AAA     U.S. Treasury Note           7.00% 4/15/99           150,000           154,453
AAA     Federal Farm Credit Bank     6.32% 4/1/99            200,000           200,328
                                                          ----------        ----------
                                                             350,000           354,781
        TOTAL INVESTMENTS (96.4%)    (Cost = $1,939,387)  $1,890,000        $1,943,822
                                                          ==========        ----------
        Other Assets (net of liabilities) (3.6%)                                72,976
                                                                            ----------
        Total Net Assets (100%)                                             $2,016,798
                                                                            ==========

*Ratings are the lesser of S&P or Moody's (unaudited)

(The accompanying notes are an integral part of these financial statements.)

(GRAPHIC OMITTED)
SEXTANT SHORT-TERM BOND FUND     1996 ANNUAL REPORT
---------------------------------------------------
STATEMNT OF ASSETS AND LIABILITIES
As of November 30, 1996
ASSETS
   Bond investments (cost $1,939,387)                            $  1,943,822
      Cash                                                             37,528
      Interest receivable                                              38,334
                                                               --------------
           Total Assets                                             2,019,684
                                                               --------------
LIABILITIES
   Payable to affiliate                                                 2,886
                                                               --------------
           Total Liabilities                                            2,886
                                                               --------------
NET ASSETS                                                         $2,016,798
                                                               ==============
Fund shares outstanding                                               403,341
ANALYSIS OF NET ASSETS
   Paid in capital (unlimited shares authorized, without par)      $2,033,467
   Undistributed net investment income (loss)                              22
   Accumulated net realized gain (loss) on investments                (21,126)
   Unrealized net appreciation on investments                           4,435
                                                               --------------
   Net Assets applicable to Fund shares outstanding                $2,016,798
                                                               ==============
NET ASSET VALUE PER SHARE                                               $5.00

STATEMENT OF OPERATIONS
For year ended November 30, 1996
INVESTMENT INCOME
     Interest income                                    $  180,119
     Amortization of bond premiums                         (29,263)
     Accretion                                                 111
     Miscellaneous                                              20
                                                       ------------
         Gross investment income                                      $ 150,987
EXPENSES
     Investment adviser and administration fee                           15,583
     Professional fees                                       6,649
     Custodian Fees                                          2,635
     Filing and registration fees                            2,149
     Printing and postage                                    1,276
     Other expenses                                            673
                                                       ------------
     Total gross expenses                                   28,965
         Less earnings credits                              (2,635)
         Less advisory fee waived                           (8,375)
                                                       ------------
     Net expenses                                                        17,955
                                                                    -----------
         Net investment income                                          133,032
                                                                    -----------
NET REALIZED GAIN (LOSS) ON INVESTMENTS
     Proceeds from sales                                 2,490,566
     Less cost of securities sold based on
      identified cost                                    2,511,692
                                                      ------------
         Realized net gain (loss)                                       (21,126)
                                                                    -----------
UNREALIZED GAIN (LOSS) ON INVESTMENTS
     End of period                                           4,435
     Beginning of period                                     3,737
                                                       ------------
     Increase in unrealized gain for the period                             698
                                                                    -----------
         Net realized and unrealized gain on investments                (20,428)
                                                                    -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                   $112,604
                                                                    ===========

(The accompanying notes are an integral part of these financial statements)

(GRAPHIC OF SEXTANT AND ANCHOR OMITTED)
1996 ANNUAL REPORT       SEXTANT SHORT-TERM BOND FUND
-----------------------------------------------------
STATEMENT OF CHANGES IN NET ASSETS
                                                       Year ended     Year ended
                                                    Nov. 29, 1996  Nov. 30, 1995
                                                   --------------  -------------
INCREASE IN NET ASSETS
OPERATION:
      Net investment Income                            $  133,032     $   4,320
      Net realized gain (loss) on investments             (21,126)            -
      Net increase in unrealized appreciation                 698         3,737
                                                       ----------     ---------
      Net increase  in net assets from operations         112,604         8,057
                                                       ----------     ---------

DIVIDENDS TO SHAREOWNERS FROM:
      Net investment income                              (133,010)       (4,320)
                                                       ----------     ---------
      Capital gains distributions                               -             -
                                                       ----------     ---------

FUND SHARE TRANSACTIONS:
      Proceeds from sales of shares                     3,700,165       892,239
      Value of shares issued in reinvestment of
       dividends                                          129,365         4,321
                                                       ----------     ---------
                                                        3,829,530       896,560
      Cost of shares redeemed                          (2,670,058)      (22,565)
                                                       ----------     ---------
      Net Increase in net assets from share
       transactions                                     1,159,472       873,995
                                                       ----------     ---------
Total increase in net assets                            1,139,066       877,732

NET ASSETS
      Beginning of period                                 877,732             -
                                                       ----------     ---------
      End of period                                    $2,016,798      $877,732
                                                       ==========     =========

Shares of the Fund Sold and Redeemed
      Number of shares sold                               740,752       178,249
      Number of shares issued in reinvestment of
       dividends                                           26,037           862
      Number of shares redeemed                          (538,054)       (4,505)
                                                       ----------     ---------

Net Increase in Number of Shares Outstanding              228,735       174,606
                                                       ==========     =========

(The accompanying notes are an integral part of these financial statements)

(GRAPHIC OMITTED)
SEXTANT SHORT-TERM BOND FUND     1996 ANNUAL REPORT
---------------------------------------------------
FINANCIAL HIGHLIGHTS
Selected data per share of capital stock outstanding throughout the period:
                                        For the year       Sept. 28. '95 (incep-
                                   ended Nov. 30, '96      tion) to Nov. 30 '95*
                                   ------------------      ---------------------
NET ASSET VALUE AT BEGINNING OF PERIOD        $5.03                      $5.00
     INCOME FROM INVESTMENT OPERATIONS
     Net Investment Income                     0.25                       0.03
     Net gains or losses on securities
         (both realized and unrealized)       (0.03)                      0.03
                                              ------                     ------
Total From Investment Operations               0.22                       0.06
     LESS DISTRIBUTIONS
     Dividends (from net investment income)  ($0.25)                    ($0.03)
     Distributions (from capital gains)        0.00                       0.00
                                              ------                     ------
Total Distributions                           (0.25)                     (0.03)
NET ASSET VALUE AT END OF PERIOD              $5.00                      $5.03
TOTAL RETURN                                  4.85%                      1.05%

RATIOS / SUPPLEMENTAL DATA
Net assets ($000), end of period             $2,016                       $878
Ratio of expenses to average net assets+      0.85%                      0.23%
Ratio of net investment income to average
 net assets+                                  6.30%                      0.68%
Portfolio turnover rate                        100%                         0%

+ For the above period, all or a portion of the operating expenses were waived. If costs had not been waived, the resulting increase to expenses per share in the period would have been $.02 and $.007. The increase to the ratio of expenses to average monthly net assets would be .52% and .16%, respectively.
                                * not annualized

(The accompanying notes are an integral part of these financial statements) (Graphic omitted)


DISCUSSION OF FUND PERFORMANCE
     (UNAUDITED)
FISCAL YEAR 1996
During its first full fiscal year, the Sextant Short-Term Bond Fund provided a total return of 4.85%. Net asset value fell to $5.00 on November 30,1996 from $5.03. Current income averaged 6.30% of average net assets, substantially higher than money market mutual funds. Total assets grew 130%. The objective of the Fund is to provide a high level of current income consistent with the preservation of capital. The Fund NAV moved within a narrow range, $5.08 to $4.91, during the year. The Fund has performed well, within its investment guidelines.

FACTORS AFFECTING PERFORMANCE
Inflation in the United States remained at relatively low levels throughout the year. On 11/29/96 short rates (under one year), were 20 to 35 basis points lower than a year earlier, reflecting the 0.25% easing to 5.25% in January by the Federal Reserve Bank. However, rates beyond one year were 20 to 25 basis points higher than one year earlier reflecting the continued economic expansion. The average effective maturity of the Fund remained close to two and one half years throughout the fiscal year. The NAV was therefore slightly lower at year end. The Sextant Short-Term Bond Fund invested a large percentage of the portfolio in high grade corporate paper and the balance in U.S. Government Agency or Treasury paper. Yield spreads to Corporates and Agencies were narrow at the start of the period and narrowed further over the year. The Fund added yield to the portfolio by investing in high coupon, callable paper. Also the Fund invested in the corporate debt of major retailers and credit card companies when those areas of the market

(GRAPHIC OF SEXTANT AND ANCHOR OMITTED)
1996 ANNUAL REPORT            SEXTANT SHORT-TERM BOND FUND
----------------------------------------------------------
were cheap.


LOOKING FORWARD
Short term interest rates are heavily influenced by the monetary policies of the Federal Reserve Bank. At this point, the Federal Reserve has been able to maintain an even keel policy due to the unusually balanced nature of the current economic expansion. Should the expansion falter, short-term rates can be expected to move lower. Credit spreads will have difficulty narrowing further. Both of these factors will be positive influences for the Sextant Short-Term Bond Fund.

PERFORMANCE FEE COMPUTATION
The Sextant Short Term Bond Fund has calculated its performance fee on a comparison of the Fund's 12-month return to the return of the Morningstar High Quality Corporate Bond Index. On 10/31/96, Morningstar changed their method of rating Mutual Funds. The new comparable Category for the Sextant Short Term Bond Fund is "Short-Term Bond". This is defined as a portfolio that "focuses on corporate and other investment grade issues with an average duration of more than one year or an effective average maturity of more than one year but less than four years."

COMPARISON  TO INDEX
Comparison of any fund to an index must be made bearing in mind that the index is unmanaged, and EXPENSE-FREE. On the other hand, the fund likely will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The following graph compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in the Salomon Brothers 2-year Treasury Benchmark. The graph shows that the investment at 9/30/95 would have risen to $10,592 in the Fund and $10,745 in the Index. The relatively short history of the Fund limit the usefulness of this comparison.
Past performance is not indicative of future results.

SEXTANT SHORT-TERM  BOND FUND VS. SALOMON 2-YR  TREASURY

Average Annual Returns
----------------------
One Year         4.85%
Since Inception  5.06%


Date   Short-Term Bond Fund   Salomon 2-yr Treasury
Sept-95  $10,000              $10,000
Nov-96   $10,592              $10,745

(Graph Omitted)



(GRAPHIC OMITTED)
SEXTANT BOND INCOME FUND  1996 ANNUAL REPORT
--------------------------------------------
INVESTMENTS
November 30, 1996
Rating* Issuer                  Coupon/Maturity     Face Amount     Market Value
--------------------------------------------------------------------------------
       AUTOMOTIVE (4.3%)
A-     General Motors              8.125% 4/15/2016      $   50,000    $   51,866

       BANKING (4.1%)
A-     Comerica Bank               7.125% 12/1/2013          50,000        48,584

       BEVERAGES (4.7%)
A-     Seagram Co. Ltd             8.35% 1/15/2022           50,000        55,859

       BUILDING (7.8%)
A+     Lowes Corp                  7.00% 10/15/2023          50,000        46,953
A-     Corning Glass               8.875%  3/15/2016         40,000        46,250
                                                          ---------     ---------
                                                             90,000        93,203
       ELECTRIC UTILITIES (20.6%)
A+     Alabama Power               7.75% 2/1/2023            50,000        50,625
BBB    Commonwealth Edison         7.50% 7/1/2013            50,000        51,428
BBB    New Orleans Public Service  8.00% 3/1/2023            50,000        50,584
A      Southern California Edison  6.90% 10/1/2018           50,000        47,967
BBB    Texas Utilities             8.50% 8/1/2024            45,000        47,286
                                                          ---------     ---------
                                                            245,000       247,890
       ELECTRONICS (4.0%)
BBB+   Phillips Electronics        7.25% 8/15/2013           50,000        48,753

       FOOD (4.2%)
BBB    Nabisco Holdings            7.55% 6/15/2015           50,000        50,563

       INVESTMENT FINANCE (12.2%)
A      Dean Witter Discover        6.75% 10/15/2013          50,000        47,764
A+     Morgan Stanley Group        7.50% 2/1/2024            50,000        49,234
BBB+   Paine Webber Group          7.625% 2/15/2014          50,000        49,953
                                                          ---------     ---------
                                                            150,000       146,951
       PAPER PRODUCTS (4.3%)
BBB-   Georgia Pacific             7.70% 6/15/2015           50,000        51,453

       RETAILING (4.0%)
BBB+   Rite Aid Corporation        6.875% 8/15/2013          50,000        48,266

       TELECOMMUNICATIONS (4.1%)
A+     US West Communications      7.20% 11/10/2026          50,000        48,594

       U.S. GOVERNMENT OBLIGATIONS (19.2%)
AAA    U.S. Treasury Bond          7.50% 11/15/2016         100,000       111,578
AAA    U.S. Treasury Bond          8.125% 8/15/2019         100,000       119,203
                                                          ---------     ---------
                                                            200,000       230,781

TOTAL INVESTMENTS (93.5%)          Cost = $1,145,398     $1,085,000     1,122,763
                                                       ============     ---------
Other Assets (net of liabilities) (6.5%)                                   78,160
                                                                        ---------
Total Net Assets (100%)                                                $1,200,923
                                                                       ==========

*Ratings are the lesser of S&P or Moody's (unaudited)

(The accompanying notes are an integral part of these financial statements)


(GRAPHIC OMITTED)
1996 ANNUAL REPORT    SEXTANT BOND INCOME FUND
----------------------------------------------
FINANCIAL HIGHLIGHTS

Selected data per share of capital stock outstanding throughout the period:
                                                                          Period
                                                                     3/1/93 (In-
                                                   Year ended Nov.30, ception)to
                                                  -------------------
                                         1996      1995      1994      11/30/93*
                                         ----      ----      ----      ---------
NET ASSET VALUE AT BEGINNING OF PERIOD  $4.91     $4.39     $5.03          $5.00
     INCOME FROM INVESTMENT OPERATIONS
     Net investment income               0.30      0.24      0.25           0.16
     Net gains or losses on securities
         (both realized and unrealized) (0.12)     0.52     (0.64)          0.04
                                        -----     -----     -----          -----
Total From Investment Operations         0.18      0.76     (0.39)          0.20
     LESS DISTRIBUTIONS
     Dividends (from net investment income)
         Non-taxable                     -       (0.236)    (0.25)        (0.167)
         Taxable                                  (0.30)   (0.004)
     Distributions (from capital gains) (0.03)     0.00      0.00         (0.003)
                                        -----     -----     -----          -----
Total Distributions                     (0.33)    (0.24)    (0.25)         (0.17)
NET ASSET VALUE AT END OF PERIOD        $4.76     $4.91     $4.39          $5.03

TOTAL RETURN                            4.04%     17.69%   (8.24)%         4.86%

RATIOS/SUPPLEMENTAL DATA
Net assets ($000), end of period        $1,201    $1,096    $1,456        $1,662
Ratio of expenses to average net assets+ 0.63%     0.54%     0.41%          0.35%
Ratio of net investment income to
 average net assets +                    5.96%     5.15%     5.48%          3.28%
Portfolio turnover rate                    75%       77%       74%            36%

    + For each of the above periods, all or a portion of the operating expenses were waived. If these costs had not been waived, the resulting increases to expenses per share in each of the above periods would be $.03, $0.22, $0.13,and $.03 respectively. The increase to the ratio of expenses to average monthly net assets would be .70%, .60%, .51%, and 26%, respectively.
                                * not annualized


(The accompanying notes are an integral part of these financial statements)

(GRAPHIC OMITTED)
SEXTANT BOND INCOME FUND     1996 ANNUAL REPORT
-----------------------------------------------
STATEMENT OF ASSETS AND LIABILITIES
As of November 30, 1996
ASSETS
      Bond investments (cost $1,145,398)                 $1,122,763
      Cash                                                   56,564
      Interest receivable                                    21,646
      Insurance deposit                                         400
                                                        ------------
           Total Assets                                   1,201,373
                                                        ------------
LIABILITIES
      Payable to affiliate                                      450
                                                        ------------
           Total Liabilities                                    450
                                                        ------------
NET ASSETS                                               $1,200,923
                                                        ============

Fund shares outstanding                                     252,383
ANALYSIS OF NET ASSETS
      Paid in capital (unlimited shares authorized,
      without par)                                        1,294,714
      Undistributed net investment loss                      (1,057)
      Accumulated net realized gain (loss) on
      investments                                           (70,099)
      Unrealized net depreciation on
      investments                                           (22,635)
                                                        ------------
      Net Assets applicable to Fund shares               $1,200,923
                                                        ============
NET ASSET VALUE PER SHARE                                     $4.76

STATEMENT OF OPERATIONS
For the year ended November 30, 1996
INVESTMENT INCOME
     Interest income                                         80,065
     Amortization of bond premiums                           (1,964)
     Accretion                                                   55
                                                         -----------
          Gross investment income                                       $78,156
EXPENSES
     Investment adviser and administration fee                6,640
     Professional fees                                        3,055
     Printing and postage                                     1,449
     Filing and registration fees                             1,255
     Other expenses                                             856
     Custodial fees                                             739
                                                         -----------
     Total gross expenses                                    13,994
          Less earnings credits                                (739)
          Less advisory fee waived                           (6,640)
                                                         -----------
     Net expenses                                                       6,615
                                                                      ----------
          Net investment income                                        71,541
                                                                      ----------
NET REALIZED GAIN ON INVESTMENTS
     Proceeds from sales                                    808,214
     Less cost of securities sold based on
     identified cost                                        800,856
                                                          ----------
          Realized net gain (loss)                                      7,358
                                                                      ----------
UNREALIZED GAIN (LOSS) ON INVESTMENTS
     End of period                                          (22,635)
     Beginning of period                                     12,631
                                                          ----------
     Increase in unrealized gain for the period                       (35,266)
                                                                      ----------
          Net realized and unrealized gain on
          investments                                                 (27,908)
                                                                      ----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                  $43,633
                                                                     ===========

(GRAPHIC OF SEXTANT AND SAILBOAT OMITTED)
1996 ANNUAL REPORT      SEXTANT BOND INCOME FUND
------------------------------------------------
STATEMENT OF CHANGES IN NET ASSETS

                                                        Year ended    Year ended
                                                    Nov. 30, 1996   Nov. 30,1995
                                                    -------------   ------------
INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
      Net investment income                               $   71,541     $  57,535
      Net realized gain (loss) on investments                  7,358       (15,110)
      Net increase (decrease) in unrealized appreciation     (35,266)      170,684
                                                          -----------    ----------
      Net increase (decrease) in net assets from operations   43,633       213,109
                                                          -----------    ----------

DIVIDENDS TO SHAREOWNERS FROM:
      Net investment income                                  (72,347)      (57,308)
                                                          -----------    ----------
      Capital gains distributions                             (7,240             -
                                                          -----------    ----------

FUND SHARE TRANSACTIONS:
      Proceeds from sales of shares                          303,624       623,415
      Value of shares issued in reinvestment of dividends     77,813        52,937
                                                          -----------    ----------
                                                             381,437       676,352
      Cost of shares redeemed                               (240,384)   (1,192,060)
                                                          -----------    ----------
      Net increase (decrease) in net assets from
      share transactions                                     141,053      (515,708)
                                                          -----------    ----------
Total increase (decrease) in net assets                      105,099      (359,907)

NET ASSETS
      Beginning of period                                  1,095,824     1,455,731
                                                          -----------    ----------
      End of period                                       $1,200,923    $1,095,824
                                                          ===========   ===========
      (Including undistributed net investment income of
      ($1,057)  at  Nov. 30,1996 and ($251) for Nov. 30,1995)

Shares of the Fund Sold and Redeemed
      Number of shares sold                                   65,268       165,574
      Number of shares issued in reinvestment
      of dividends                                            16,726        11,132
      Number of shares redeemed                              (52,815)     (285,218)
                                                          -----------   -----------

Net Increase (Decrease) in Number of Shares Outstanding       29,179      (108,512)
                                                          ===========   ===========

(GRAPHIC OMITTED)
SEXTANT BOND INCOME FUND      1996 ANNUAL REPORT
------------------------------------------------

DISCUSSION OF FUND PERFORMANCE
       (UNAUDITED)

FISCAL YEAR 1996
In the fiscal year ending November 29,1996, the Sextant Bond Income Fund returned 4.04% to its shareholders. Its net asset value fell to $4.76 from $4.91 during the fiscal year. Total assets increased 10%. The Fund's performance in fiscal 1996 was based on its portfolio restrictions: taxable investment grade debt with an average effective portfolio maturity of at least ten years. Since the change in investment objective on 9/28/95, the average effective portfolio maturity has remained close to 20 years. The longer the average maturity of the Fund, the greater will be the expected price appreciation or depreciation. For the three month period ending 11/30/96, rates have fallen substantially. And for the period, Sextant Bond Income Fund ranked in the top 1% of Morningstar
Long-Term Bond Funds for performance. The Fund is intended to be used in conjunction with the Sextant Short Term Bond Fund. By allocating assets between the two Funds, an investor can create the average maturity of his own design.

FACTORS AFFECTING PERFORMANCE
The most important factors affecting the performance of this Fund are the exceptionally long effective average maturity of the portfolio and the direction of long term rates. Of the 234 Funds grouped in the Morningstar Long Term Bond Category, only five have an average portfolio maturity over fourteen years. Under the Morningstar rating system, the Sextant Fund rating will reflect the higher risks associated with such a longer average maturity. For the year, long term interest rates rose slightly from 11/30/95 to 11/29/96. This explains the lower NAV in the Fund. Also, lower rated corporate bonds (BBB- and below) outperformed higher grade paper (BBB+ and above) as investment managers sought yield despite narrowing spreads. This narrowing favored investors using lower credit quality bonds. The Sextant Bond Income Fund invested primarily in high grade corporate paper and U.S. Treasury issues.

LOOKING FORWARD
Inflation has remained at historically low levels all year. With the modest rate of expansion and high level of competition in the economy no acceleration is expected in 1997. The overall direction of interest rates has been relatively flat over the last four years with long rates moving between 8% to 6%. On two occasions long rates have slipped below 6% temporarily. In 1997 rates can move below 6% again. With so little additional yield available in lower rated paper, it will be difficult for the lower rated paper to perform as well as higher quality paper. A move to lower rates and a preference for high quality paper are both very favorable for the Sextant Bond Income Fund.

PERFORMANCE FEE COMPUTATION
The Sextant Bond Income Fund originally calculated its performance fee based on a comparison of the Fund's 12-month return to the return of the Morningstar High Quality Corporate Bond Index. On 10/31/96, Morningstar changed their method of rating Mutual Funds. The new Category for the Sextant Bond Income Fund is
Morningstar Long-Term Bond. As indicated above, the performance comparison between the Sextant Bond Income Fund and this index will be heavily influenced by the movement of interest rates.

COMPARISON OF INDEX
Comparison of any fund to an index must be made bearing in mind that the index is unmanaged, and expense-free. On the other hand, the fund likely will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in The Salomon Brothers Broad Investment-Grade Bond Index. The graph shows that the investment at the beginning of March, 1993 would have risen to $11,682 in the Fund and $12,752 in the Index. The relatively short history of the Fund, and the change in investment policy, limit the usefulness of this comparison. Past performance is not indicative of future results.

    SEXTANT BOND INCOME FUND VS. SALOMON BROS BROAD INVESTMENT
                      GRADE BOND INDEX

Average Annual Returns
----------------------
One Year
4.04%
Since Inception


Date    Bond Income Fund   Salomon BIG Index
Feb-93       $10,000        $10,000
Nov-93       $10,397        $10,534
Nov-94        $9,540        $10,214
Nov-95       $11,228        $12,032
Nov-96       $11,682        $12,752

(Graph Omitted)


(GRAPHIC OMITTED)
SEXTANT GROWTH FUND       1996 ANNUAL REPORT
--------------------------------------------

INVESTMENTS
                                     NUMBER                         MARKET
ISSUE                             OF SHARES              COST        VALUE
--------------------------------------------------------------------------------
COMMON STOCKS
BANKING (8.0%)
Washington Mutual Savings Bank        3,000          $  44,124     $130,500

CONSTRUCTION (5.3%)
BMC West*                             4,500             54,533       53,437
Butler Manufacturing                  1,000             31,071       31,875
                                                      ---------     --------
                                                        85,604       85,312

COMPUTERS (13.1%)
Adobe Systems                         1,200             50,490       47,400
Hewlett-Packard                         800             42,650       43,100
Microsoft*                              400             14,897       62,750
Oracle                                1,200             37,879       58,800
                                                      ---------     --------
                                                       145,916      212,050

ELECTRONICS (9.6%)
FLIR Systems                          2,500             27,611       34,063
Gasonix International                 3,000             31,631       32,250
Merix                                 1,000             31,822       16,250
Micron Technology                     1,000             32,312       33,125
Motorola                                700             40,511       38,763
                                                      ---------     --------
                                                       163,887      154,451

INVESTMENTS (13.0%)
Franklin Resources                      800             13,562       57,200
McDonald & Co.                        2,000             34,347       61,000
Schwab, Charles                       3,025              9,117       91,506
                                                      --------      --------
                                                        57,026      209,706
MEDICAL (8.9%)
Genentech*                            1,000             37,225       54,125
Ligand Pharmaceuticals                4,000             49,132       48,250
Rotech Medical                        2,400             33,976       40,800
                                                      --------      --------
                                                       120,333      143,175

METAL ORES (3.4%)
Cyprus Amax Minerals                  2,200             54,541       54,450

OIL & GAS PRODUCTION (7.4%)
Atlantic Richfield                      450             51,620       62,606
Noble Drilling                        3,000             21,322       57,750
                                                      --------      --------
                                                        72,942      120,356

PAPER & PRODUCTS (1.1%)
Boise Cascade                           600             15,409       18,600

POLLUTION CONTROL (2.7%)
Ionics                                  900             36,864       43,425

RETAIL (5.3%)
Nordstrom                             1,000             37,703       43,500
Albertson's                           1,200             26,255       41,850
                                                      ---------     --------
                                                        63,958       85,350

(The accompanying notes are an integral part of these financial statements)


(GRAPHIC OMITTED)
1996 ANNUAL REPORT        SEXTANT GROWTH FUND
---------------------------------------------
INVESTMENTS, CONTINUED
                                     NUMBER                           MARKET
ISSUE                             OF SHARES            COST            VALUE
--------------------------------------------------------------------------------
STEEL (1.7%)
Schnitzer Steel Industries           1.000            $  29.500      $  27,375

TRANSPORTATION (11.2%)
Airborne Freight                     3,000               69,116         64,500
Fritz Companies*                     4,000               51,640         60,500
Trinity Industries                   1,600               55,282         55,200
                                                      ----------     ----------
                                                        176,038        180,200

TOTAL INVESTMENTS (90.7%)           52,475           $1,066,142     $1,464,950
                                                     ===========    ===========
Other Assets (net of liabilities) (9.3%)                               150,606
                                                                      ---------
Total Net Assets (100%)                                             $1,615,556
                                                                    ===========

*non-income producing

FINANCIAL HIGHLIGHTS
Selected data per share of capital stock
outstanding throughout the period:                                                       Sept.4, '87
                                                                                    (commencement of
                                            For Year Ended November 30,               operations) to
                                  ------------------------------------------------
                                  1996  1995   1994   1993  1992   1991  1990  1989   1988 Nov.30'87
                                  ----  ----   ----   ----  ----   ----  ----  ----   ---- ---------
       OPERATIONS
     Net Investment Income        0.00 (0.03) (0.03)  0.01  0.01   0.04  0.27  0.28   0.30    0.06
     Net gains or losses on securities
       (both realized and
       unrealized                 0.50  1.82  (0.53)  0.45  0.38   0.60  0.01  0.00  (0.08)  (0.04)
                                  ----- -----  ------ ----- -----  ----- ----- -----  ------  ------
Total From Investment Operations  0.50  1.79  (0.56)  0.46  0.39   0.64  0.28  0.28   0.22    0.02
     LESS DISTRIBUTIONS
     Dividends (from net investment
       income)                    0.00  0.00   0.00  (0.01)(0.01) (0.02)(0.23)(0.28) (0.30)  (0.06)
     Distributions (from
       capital gains)             0.00 (0.19)  0.00   0.00  0.00   0.00  0.00  0.00   0.00    0.00
                                  ----  ----   ----   ----  ----   ----  ----  ----   ----    ----
Total Distributions               0.00 (0.19)  0.00  (0.01)(0.01) (0.02)(0.23)(0.28) (0.30)  (0.06)
NET ASSET VALUE AT END OF PERIOD $7.92 $7.42  $5.82  $6.38 $5.93  $5.55 $4.93 $4.88  $4.88   $4.96
TOTAL RETURN                     6.74% 30.76% (8.78)% 7.76% 7.01% 11.79% 7.37% 5.22% 5.12%   2.17%

RATIOS/SUPPLEMENTAL DATA
Net assets ($000), end of
       period                   $1,616 $1,137 $1,010 $1,425 $1,321 $947  $53  $1,356 $1,365   $315
Ratio of expenses to average
     net assets+                 0.95%  1.63%  1.50%  1.40%  1.60% 1.93% 1.06% 0.89%  0.25%    .06%*
Ratio of net investment income
     to average net assets+      0.01% (0.45)(0.43)%  0.15%  0.17% 0.60% 5.25% 5.60%  5.86%    .85%*
Portfolio turnover rate            32%    40%    12%    25%    46%   16%   29%   19%    20%      0%
Average commission rate paid    $.0458 $.0572

    + For 1996, 1995 and for each of the above years prior to 1992, all or a portion of the operating expenses were waived. If these costs had not been waived, the resulting increase to expenses per share in each of the above periods would be $.01, $.01, $.05, .$.05, $.10, $.16, and $.02, respectively. The increase to the ratio of expenses to average net assets would have been 0.18%, 0.21%, 0.76%, 1.02%, 1.28%, 2.02%, and 0.17%, respectively. *not annualized

(GRAPHIC OMITTED)
(The accompanying notes are an integral part of these financial statements)

(GRAPHIC OMITTED)
SEXTANT GROWTH FUND       1996 ANNUAL REPORT
--------------------------------------------
STATEMENT OF ASSETS AND LIABILITIES
As of November 30, 1996
ASSETS
      Common stock investments (cost $1,066,142)           $1,464,950
      Cash                                                    319,386
      Receivable for Security Sales                            64,905
      Dividends receivable                                      1,044
      Insurance deposit                                         1,214
                                                           -----------
           Total Assets                                     1,851,499
                                                           -----------
LIABILITIES
      Payable for Security Purchases                          229,367
      Payable to affiliate:                                     6,576
                                                           -----------
           Total Liabilities                                  235,943
                                                           -----------
NET ASSETS                                                 $1,615,556
                                                         =============
Fund shares outstanding                                       203,875
ANALYSIS OF NET ASSETS
      Paid in capital (unlimited shares authorized,
      without par)                                          1,235,582
      Undistributed net investment income (loss)               (9,305)
      Accumulated net realized gain on investments             (9,529)
      Unrealized net appreciation on investments              398,808
                                                           -----------
      Net Assets applicable to Fund shares
      outstanding                                          $1,615,556
                                                          ===========
NET ASSET VALUE PER SHARE                                       $7.92

STATEMENT OF OPERATIONS
For year ended November 30, 1996
INVESTMENT INCOME
     Dividends                                         $11,896
                                                     ---------
          Gross investment income                                    $11,896
EXPENSES
     Investment adviser and administration fe            7,540
     Custodial fees                                      2,271
     Professional fees                                   1,720
     Printing and postage                                1,134
     Filing and registration fees                          792
     Other expenses                                        595
                                                     ---------
     Total gross expenses                               14,052
                                                     ---------
          Less earnings credits                         (2,271)
                                                     ---------
     Net expenses                                                    11,781
                                                                  ---------
          Net investment income                                        $115
                                                                  ---------
NET REALIZED GAIN (LOSS) ON INVESTMENTS
     Proceeds from sales                               371,082
     Less cost of securities sold based on
     identified cost                                   376,770
                                                    ----------
          Realized net gain                                          (5,688)
                                                                  ---------
UNREALIZED GAIN ON INVESTMENTS
     End of period                                     398,808
     Beginning of period                               289,014
                                                    ----------
     Increase in unrealized gain for the period                     109,794
                                                                  ---------
          Net realized and unrealized gain on
          investments                                               104,106
                                                                  ---------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS               $104,221
                                                              =============

(The accompanying notes are an integral part of these financial statements)


(GRAPHIC OMITTED)
1996 ANNUAL REPORT          SEXTANT GROWTH FUND
-----------------------------------------------
STATEMENT OF CHANGES IN NET ASSETS
                                                     Year ended       Year ended
                                                  Nov. 29, 1996    Nov. 30, 1995
                                                  -------------    -------------
INCREASE IN NET ASSETS
OPERATIONS:
   Net investment Income                               $     115       $   (4,386)
   Net realized gain (loss) on investments                (5,688)          54,724
   Net increase in unrealized appreciation               109,794          214,185
                                                       -----------      -----------
   Net increase in net assets from operations            104,221          264,523
                                                       -----------      -----------

DIVIDENDS TO SHAREOWNERS FROM:
   Net investment income                                       -                -
                                                       -----------      -----------
   Capital gains distributions                                 -          (28,392)
                                                       -----------      -----------

FUND SHARE TRANSACTIONS:
   Proceeds from sales of shares                         676,224          306,751
   Value of shares issued in reinvestment of dividends         -           28,060
                                                       -----------      -----------
                                                         676,224          334,811
   Cost of shares redeemed                              (301,892)        (444,025)
                                                       -----------      -----------
   Net Increase in net assets from share transactions    374,332         (109,214)
                                                       -----------      -----------
Total increase in net assets                             478,553          126,917

NET ASSETS
   Beginning of period                                 1,137,003        1,010,086
                                                       -----------      -----------
   End of period                                      $1,615,556       $1,137,003
                                                       ===========      ===========
   (Including undistributed net investment income
   of ($9,305) for Nov. 30, 1996 and ($9,420)
   for  Nov. 30,1995)

Shares of the Fund Sold and Redeemed
   Number of shares sold                                  90,055           43,111
   Number of shares issued in reinvestment of dividends        -            3,782
   Number of shares redeemed                             (39,396)         (67,343)
                                                       -----------     ------------

Net Increase (Decrease) in Number of Shares Outstanding   50,659          (20,450)
                                                       ===========     ============

(The accompanying notes are an integral part of these financial statements)

(GRAPHIC OMITTED)
SEXTANT GROWTH FUND       1996 ANNUAL REPORT
--------------------------------------------

DISCUSSION OF FUND PERFORMANCE
      (UNAUDITED)


FISCAL YEAR 1996
During the year ended November 30, 1996, the Fund's total return to its shareholders was +6.74%. The Fund's net asset value per share rose to $7.92 from $7.42. Total assets increased 42% to $1.6 million.

FACTORS AFFECTING PERFORMANCE
The Fund began operations as a growth stock fund in December 1990 (prior to that time it had been invested in short-term Idaho municipal bonds, and the performance during that period is not relevant). In September, 1995, the Fund's shareholders voted to broaden its objective from that of investing primarily in growth companies linked only to the Northwest. Following the change, the Fund seeks long-term growth through investment in common stocks of companies with major operations in the United States. Additionally, the new advisory contract resulted in lower expenses to shareholders. The Sextant Growth Fund follows an value investment approach, favoring medium-sized companies with good businesses and future prospects. However, the stock market for the last year tended to favor larger companies and those with rapid earnings momentum, and often disregarded fundamental investment values. As a result, the Fund under-performed most market indices.

LOOKING FORWARD
The Fund will continue to favor solid companies, especially in the technology, financial and cyclical areas. With a steady economy, these sectors are expected to perform well. For the portfolio`s securities, both the Price/Earnings and Price/Book ratios are under those of similar funds while an above-average 24% five-year earnings growth rate indicates a good probability of long-term price appreciation.

PERFORMANCE FEE COMPUTATION
The Sextant Growth Fund has calculated its performance fee on a comparison of the Fund's 12-month return to the return of the Morningstar Growth Stock Index. On 10/31/96, Morningstar changed their method of rating Mutual Funds. The new comparable Category for the Sextant Growth Fund is "Domestic Growth." This index is well matched to the characteristics of the Sextant Growth Fund. At November 30, 1996, the one-year return for this index was 20.24%. As the Fund underperformed the Morningstar benchmark by more than 4%, the Fund paid a lowered 0.30% (annualized) advisory fee for the month of December 1996. Adjustments to the basic 0.60% advisory fee are made in a similar manner each month.

(GRAPHIC OMITTED)
1996 ANNUAL REPORT      SEXTANT GROWTH FUND
-------------------------------------------


COMPARISON TO INDEX
The line graph compares Sextant Growth Fund's performance to that of a broad-based stock market index, the Standard & Poor's 500 Index. To be comparable, the S&P 500 Index data includes reinvested income. Comparison of any fund to an index must be made bearing in mind that the index is unmanaged, and expense-free. On the other hand the fund likely will (1) be actively managed,
(2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The following graph compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in Standard & Poor's 500 Index. The graph shows that the investment at inception would have risen to $16,511 in the Fund and $27,520 in the Index. The changes in investment objective during the life of the Fund limit the usefulness of this comparison. And fortunately, past performance is not indicative of future results.

SEXTANT GROWTH FUND VS. S&P 500 INDEX

Average Annual Returns
----------------------
One Year        6.74%
Five Years      7.98%
Since Inception 7.41%

Date    Sextant Growth   S&P 500 Index
Dec-90     $10,000        $10,000
Nov-96     $16,511        $27,520

(Graph omitted)


(GRAPHIC OMITTED)
SEXTANT INTERNATIONAL FUND       1996 ANNUAL REPORT
---------------------------------------------------
                                   NUMBER                   MARKET
ISSUE                           OF SHARES        COST        VALUE    COUNTRY
--------------------------------------------------------------------------------
COMMON STOCKS
BANKING AND FINANCIAL (15.9%)
Australia & New Zealand Bank ADR      500      10,875       16,313    Australia
Aegon NV ADR                          300      11,513       16,875    Netherlands
Banco Bilbao Vizcaya ADS              400      15,505       20,200    Spain
Banco de A. Edwards ADS               500      10,907        9,250    Chile
Banco Latinoamericano de Export S.    200       9,325        9,775    Panama
Hutchison Whampoa ADR                 500      17,826       19,375    Hong Kong
Toronto Dominion Bank                 700      18,159       18,637    Canada
                                              -------      -------
                                               94,110      110,425

BUILDING MATERIALS (3.2%)
C R H plc ADR                         300      15,661       15,525    Ireland
Hanson plc ADR                      1,000       7,865        6,750    United Kingdom
                                               ------       ------
                                               23,526       22,275

CHEMICALS (2.3%)
Phone Poulenc SA ADR                  500      15,859       16,187    France

COMPUTERS  (2.4%)
Olicom A/S                            900      16,246       16,425    Denmark

CONSUMER PRODUCTS (4.8%)
Gucci Group NV                        200      10,925       14,675    Italy
Coca Cola FEMSA S.A. ADR              500       9,750       13,688    Mexico
Imperial Tobacco Group plc ADS        250       3,417        3,094    United Kingdom
Swedish Match ADS                      50       1,895        1,650    Sweden
                                               ------       ------
                                               25,987       33,107

CLOSED END COUNTRY FUNDS (8.8%)
Austria Fund                        1,000       7,923        9,125    Austria
New Germany Fund                    1,000      12,417       14,500    Germany
Irish Investment Fund                 900      10,238       12,712    Ireland
Malaysia Fund                         600       9,750       11,925    Malaysia
Singapore Fund                      1,000      13,777       12,875    Singapore
                                              -------      -------
                                               54,105       61,137

ELECTRICAL EQUIPMENT  (3.4%)
ABB AB ADR                            100      10,000       11,488    Sweden
Electrolux AB ADR                     200       8,800       11,800    Sweden
                                               ------      -------
                                               18,800       23,288

MEDICAL-DRUGS (4.9%)
Glaxo Wellcome plc ADR                400       9,800       13,150    United Kingdom
Novo-Nordisk A/S ADR                  450      14,702       20,756    Denmark
                                              -------      -------
                                               24,502       33,906

METALS & MINING (7.5%)
Barrick Gold                          400       9,600       12,000    Canada
Broken Hill Proprietary ADR           400      11,700       11,850    Australia
Potash Corp of Saskatchewan           200      14,675       15,075    Canada
RTZ Corp PLC ADS                      200      11,375       13,525    United Kingdom
                                              -------      -------
                                               47,350       52,450

(The accompanying notes are an integral part of these financial statements)


(GRAPHIC OMITTED)
1996 ANNUAL REPORT     SEXTANT INTERNATIONAL FUND
-------------------------------------------------
INVESTMENTS, CONTINUED

                                  NUMBER                   MARKET
ISSUE                           OF SHARES        COST       VALUE     COUNTRY
--------------------------------------------------------------------------------

OIL & GAS PRODUCTION (7.7%)
Numac Energy                        2,000       8,853        8,625    Canada
Petroleum Geo-Services A/S            500      10,979       18,750    Norway
Total S.A. ADR                        307       8,812       12,395    France
YPF SA ADS                            600      12,344       13,950    Argentina
                                              -------      -------
                                               40,988       53,720

PAPER PRODUCTS (2.8%)
Abitibi-Price                         800      11,847       11,800    Canada
Aracruz Cellulose S.A. ADR          1,000       9,875        7,750    Brazil
                                               ------       ------
                                               21,722       19,550

PHOTOGRAPHIC EQUIPMENT (3.3%)
Canon  ADR                            100       8,687       10,575    Japan
Fuji Photo Film ADR                   400      10,050       12,600    Japan
                                              -------      -------
                                               18,737       23,175

TELECOMMUNICATIONS (16.2%)
BCE Inc                               450      15,830       22,556    Canada
British Sky Broadcasting ADS          300      11,063       15,675    United Kingdom
Cable & Wireless plc ADS              600      13,021       14,475    Hong Kong
PT Indosat ADR                        300      10,584        8,287    Indonesia
Telebras ADS                          300      15,051       22,725    Brazil
Telecom Corp New Zealand ADS          150      10,050       12,619    New Zealand
Telefonica de Espana ADS              250      10,250       16,500    Spain
                                              -------      -------
                                               85,849      112,837

TRANSPORTATION (5.2%)
British Airways                       150      10,931       14,888    United Kingdom
Canadian Pacific Ltd.                 500       8,164       13,750    Canada
KLM Royal Dutch Airlines              300      10,650        7,838    Nethderlands
                                              -------       ------
                                               29,745       36,476

UTILITIES-ELECTRIC (2.7%)
Enersis S.A. ADR                      400      10,100       11,950    Chile
Korea Electric Power ADR              400       9,500        7,050    Korea
                                               ------       ------
                                               19,600       19,000

UTILITIES-GAS (2.7%)
Transport de Gas del Sur SA ADR       1,500    18,808       18,562    Argentina


TOTAL INVESTMENTS (93.8%)                    $555,935     $652,520
                                            =========     ========
Other Assets (net of liabilities) (6.2%)                    42,974
                                                            ------
Total Net Assets (100%)                                   $695,494
                                                          ========


(The accompanying notes are an integral part of these financial statements)

(GRAPHIC OMITTED)
SEXTANT INTERNATIONAL FUND        1996 ANNUAL REPORT
----------------------------------------------------
STATEMENT OF ASSETS AND LIABILITIES
As of November 30, 1996
ASSETS
         Common stock investments (cost $555,934)                       $652,520
         Cash                                                             44,566
         Dividends receivable                                                507
                                                                        --------
                  Total Assets                                           697,593
LIABILITIES
         Payable to affiliate                                              2,099
                                                                        --------
                  Total Liabilities                                        2,099
                                                                        --------
NET ASSETS                                                              $695,494
                                                                        ========
Fund Shares Outstanding                                                  118,537
ANALYSIS OF NET ASSETS
         Paid in capital  (unlimited shares authorized, without par)     606,399
         Undistributed net investment income (loss)                       (1,138)
         Accumulated net realized gain (loss) on investments              (6,353)
         Unrealized net appreciation on investments                       96,586
                                                                        --------
         Net Assets applicable to Fund shares outstanding               $695,494
                                                                        ========
NET ASSET VALUE PER SHARE                                                  $5.87

STATEMENT OF OPERATIONS
Year Ended November 30, 1996

INVESTMENT INCOME
     Dividends                                              $12,196
     Miscellaneous Income                                         9
                                                        ------------
          Gross investment income                                     $12,205
EXPENSES
     Investment adviser and administration fee                3,148
     Custodial fees                                           2,521
     Professional fees                                        1,696
     Foreign taxes paid                                       1,593
     Filing and registration fees                             1,493
     Other expenses                                             619
     Printing and postage                                       586
                                                        ------------
     Total gross expenses                                    11,656
          Less earnings credits                              (2,521)
     Net expenses                                                       9,135
                                                                     -----------
          Net investment income                                         3,070
                                                                     -----------
NET REALIZED GAIN (LOSS) ON INVESTMENTS
     Proceeds from sales                                     46,327
     Less cost of securities sold based on identified cost   51,496
                                                        ------------
          Realized net loss                                            (5,169)
                                                                     -----------
UNREALIZED GAIN ON INVESTMENTS
     End of period                                           96,586
     Beginning of period                                      2,178
                                                        ------------
     Increase in unrealized gain for the period                        94,408
                                                                     -----------
          Net realized and unrealized gain on investments              89,239
                                                                     -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                  $92,309
                                                                     ===========


(The accompanying notes are an integral part of these financial statements)


(GRAPHIC OF SEXTANT AND ICON OMITTED)
1996 ANNUAL REPORT        SEXTANT INTERNATIONAL FUND
----------------------------------------------------

STATEMENT OF CHANGES IN NET ASSET
                                                                Period Sept. 28,
                                                   Year Ended  1995(inception)to
                                                  Nov 29 1996      Nov. 30, 1995
                                                  ------------    --------------
INCREASE IN NET ASSETS
OPERATIONS:
   Net investment Income                                $   3,070     $  (1,140)
   Net realized gain (loss) on investments                 (5,169)       (1,184)
   Net increase  in unrealized appreciation                94,408         2,178
                                                        ----------    ----------
   Net increase(decrease) in net assets from operations    92,309          (146)
                                                        ----------    ----------

DIVIDENDS TO SHAREOWNERS FROM:
   Net investment income                                  (3,068)             -
   Capital gains distributions                                 -              -
                                                       -----------    ----------

FUND SHARE TRANSACTIONS:
   Proceeds from sales of shares                         440,062        328,284
   Value of shares issued in reinvestment of dividends     3,068              -
                                                       -----------    ----------
                                                         443,130        328,284
   Cost of shares redeemed                              (165,015)             -
                                                       -----------    ----------
   Net increase in net assets from share transactions    278,115        328,284
                                                       -----------    ----------
Total increase in net assets                             367,356        328,138

NET ASSETS
   Beginning of period                                   328,138              -
                                                       -----------    ----------
   End of period                                        $695,494       $328,138
                                                       ===========    ==========
   (Including undistributed net investment income of
   ($1,138) for  Nov. 30,1996)

Shares of the Fund sold and redeemed
   Number of shares sold                                  83,056         65,795
   Number of shares issued in reinvestment of dividends      523              -
   Number of shares redeemed                             (30,837)             -
                                                       -----------    ----------
Net Increase in Number of Shares Outstanding              52,742         65,795
                                                       ===========    ==========


(The accompanying notes are an integral part of these financial statements)


(GRAPHIC OMITTED)
SEXTANT INTERNATIONAL FUND        1996 ANNUAL REPORT
----------------------------------------------------
FINANCIAL HIGHLIGHTS
Selected data per share of capital stock outstanding throughout the period:
                                                                    Sept. 28,'95
                                                     Year Ended   (Inception) to
                                                  Nov. 30, '96     Nov. 30, '95*
                                                  ------------     -------------
NET ASSET VALUE AT BEGINNING OF PERIOD                      $4.99         $5.00
     INCOME FROM INVESTMENT OPERATIONS
     Net investment income                                   0.03         (0.02)
     Net gains or losses on securities
     (both realized and unrealized)                          0.88          0.01
                                                             ----          ----
Total from investment operations                             0.91         (0.01)
     LESS DISTRIBUTIONS
     Dividends (from net investment income)                 (0.03)         0.00
     Distributions (from capital gains)                      0.00          0.00
                                                             ----          ----
Total distributions                                         (0.03)         0.00
NET ASSET VALUE AT END OF PERIOD                            $5.87         $4.99

TOTAL RETURN                                               18.16%       (0.20)%

RATIOS/SUPPLEMENTAL DATA
Net assets ($000), end of period                             $695          $328
Ratio of expenses to average net assets+                    1.80%         0.49%
Ratio of net investment income to average net assets+       0.60%       (0.38)%
Portfolio turnover rate                                       11%           12%
Average commission rate paid                              $0.0827       $0.0192


   + For the above periods, all or a portion of the operating expenses were waived. If costs had not been have waived and directly assumed, the resulting increase to expenses per share in the period would have been $.03 and $.01, respectively. The increase to the ratio of expenses to average monthly net assets would be .50% and .21 %, respectively.
                                          * not annualized

(The accompanying notes are an integral part of these financial statements) (GRAPHIC OMITTED)

DISCUSSION OF FUND PERFORMANCE
    (UNAUDITED)
During its first full fiscal year, the Sextant International Fund provided a total return of 18.16%. Net asset value per share rose to $5.87 on November 30, 1996 from $4.99 one year earlier. An income dividend of $.03 per share was paid on November 29, 1996. Total assets increased 112%. The objective of the Fund is to provide long-term growth through investment in foreign stocks. The Fund performed well during its first full year, exceeding the 14.99% on the comparable Morningstar Foreign Stock Index.

FACTORS AFFECTING PERFORMANCE
Investing in foreign securities includes exchange rate risks not present in domestic securities. While almost all stock markets performed well in 1996, the U.S. dollar generally strengthened in relation to its major trading partners, thus reducing the returns on foreign investments.

LOOKING FORWARD
The Sextant International Fund is broadly invested in growth companies outside the United

(GRAPHIC OF SEXTANT AND ICON OMITTED)
1996 ANNUAL REPORT     SEXTANT INTERNATIONAL FUND
-------------------------------------------------
States. While foreign economies slowed in relation to the U.S. in 1996, we expect that most of our portfolio securities will continue to show outstanding growth in future years and the Fund will continue to perform well.

PERFORMANCE FEE COMPUTATION
The International Fund calculates its performance fee on a comparison of the Fund's 12-month return to the return of the Morningstar Foreign Stock Index. Because the Fund`s 12-month return outperformed this index by more than 2% and less than 4% at November 30, 1996, the Fund paid a bonus 0.20% (annualized) performance fee for the month of December 1996. Adjustments to the basic 0.60% advisory fee are made in a similar manner each month.

COMPARISON TO INDEX
Comparison of any fund to an index must be made bearing in mind that the index is unmanaged, and EXPENSE-FREE. On the other hand, the fund likely will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4)stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The following graph compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in the AMEX International Index. This capitalization-weighted index averages 50 American Depository Receipts (ADRs) of large world-wide companies, and reflects the types of securities in which Sextant International Fund invests. The graph shows that the investment of $10,000 at 9/30/95 would have risen to $11,792 in the Fund and $12,046 in the Index. The relatively short history of the Fund limits the usefulness of this comparison. Past performance is not indicative of future results.

    SEXTANT INTERNATIONAL FUND VS. AMEX INTERNATIONAL INDEX

Average Annual Returns
----------------------
One Year         18.16%
Since Inception  15,09%

Date          International Fund    AMEX Int'l Index
Sept-95          $10,000               $10,000
Nov-96           $11,792               $12,046

(GRAPH OMITTED)

(GRAPHIC OMITTED)
NOTES TO FINANCIAL STATEMENTS
                             1996 ANNUAL REPORT
-----------------------------------------------

Note 1 -Organization
Saturna Investment Trust (the "Trust") (formerly Northwest Investors Trust) was established under Washington State Law as a Business Trust on February 20, 1987. The Trust is registered as a no-load, open-end series investment company under the Investment Company Act of 1940, as amended. Five portfolio series have been created to date: Sextant Bond Income Fund ("Bond Income"), Sextant Short-Term Bond Fund ("Short-Term Bond"), Sextant Growth Fund ("Growth"), and Sextant International Fund ("International") (collectively, the "Funds") and Idaho Tax-Exempt Fund, distributed through a separate prospectus and the results of which are contained in a separate report.

Note 2 -Significant Accounting Policies
The following is a summary of the significant accounting policies followed by the Funds.

Investments:
Securities traded on a national exchange or the national over-the-counter market system are valued at the last sale price or, in the absence of any sale on that date, the closing bid price. Other securities traded in the over-the-counter market are valued at the last bid price. Fixed-income securities for which there are no publicly available market quotations are valued using a matrix based on maturity, quality, yield and similar factors, which are compared periodically to multiple dealer bids and adjusted by the adviser under policies established by the Trustees. The cost of securities is the same for accounting and federal income tax purposes. Securities transactions are recorded on trade date. Realized gains and losses are recorded on the identified cost basis.

Income and Expenses:
Interest income is reduced by the amortization of bond premiums, on a constant yield-to-maturity basis from purchase date to maturity. Interest income is increased by accretion only for bonds underwritten as original issue discounts. Market discounts are recorded as realized gains upon disposition. Cash dividends from equity securities are recorded as income on the ex-dividend date. Expenses incurred by the Trust on behalf of the Funds (e.g., professional fees) are allocated to the Funds on the basis of relative daily average net assets. The Adviser has agreed to certain limits on expenses, as described below.

Income taxes:
The Funds have elected to be taxed as regulated investment companies under the Internal Revenue Code and distribute substantially all of their taxable net investment income and realized net gains on investments. Thus, no provision for Federal income taxes is required.

Dividends and distributions to shareowners:
Dividends and distributions to shareowners are recorded on the ex-dividend date. For the Bond Income and Short-Term Bond, dividends are paid daily and distributed on the last business day of each month. For the Growth and International, dividends are payable at the end of each November. Shareowners electing to reinvest dividends and distributions purchase additional shares at the net asset value on the payable date.

Note 3 -Transactions with Affiliated Persons
Under a contract approved by shareowners on September 28, 1995, Saturna Capital Corporation provides investment advisory services and certain other administrative and distribution services to conduct Trust business, including shareholder servicing and transfer agency services. Each of the Funds pays the Adviser an Investment Advisory and Administrative Services Fee (the "Base Fee") of .60% of average net assets per annum, payable monthly. The Base Fee is subject to adjustment up or down depending on the investment performance of the Fund relative to a specified index (the "Performance Adjustment"). No performance adjustment is applicable during the first year any Agreement is in place. The Adviser has voluntarily undertaken to limit expenses of Bond Income and Short-Term Bond to 0.60% through March 31, 1997 and waives its investment advisory and administrative fee as to either Fund completely so long as assets of that Fund are less than $2 million. For the year ended November 30, 1996, Bond Income and Short-Term Bond incurred advisory expenses of $6,640 and $15,583, respectively. Growth and International incurred advisory expenses of $7,540 and $3,148, respectively. In accordance with the expense waiver, for the year ended November 30, 1996, Saturna Capital waived all of the Bond Income advisory fee and $8,375 of that of Short-Term Bond. In accordance with the Funds' custodian agreements with National City Bank, for the year ended November 30, 1996, custodian fees for Bond Income, Short-Term Bond, Growth, and International, were $739, $2,635, $2,271, and $2,521, respectively. The custodian waived its fees for earnings credits, as represented in the Statements of Operations. One trustee, who also serves as the president of the Trust, is a director and president of the Adviser. The unaffiliated trustees receive $100 per Board or committee meeting attended. On November 30, 1996, the trustees, officers and their immediate families as a group owned 26%, 8%, 13% and 26% of the outstanding shares of Bond Income, Short-Term Bond, Growth and International, respectively. The Trust acts as a distributor of its own shares, except in those states in which Investors National Corporation (a subsidiary of Saturna Capital Corporation) is itself registered as a broker-dealer and acts as distributor without compensation. Investors National Corporation is the primary stockbroker used to effect portfolio transactions for Growth and International, and paid $2,536 and $1,562, respectively in commissions at deep-discount rates during the year ended November 30, 1996.

Note 4 -Federal Income Taxes
At November 30, 1996, International had capital loss carryforwards of $6,353 which expire in 2004, Bond Income had capital loss carryforwards of $62,858 which expire in 2003 and Short-Term Bond had capital loss carryforwards of $21,125 which expire in 2004, subject to regulation. Prior to their expiration, such loss carryforwards may be used to offset future net capital gains realized for federal income tax purposes.

Note 5 -Investments
At November 30, 1996, the net unrealized appreciation of investments for Short-Term Bond, Growth and International were $4,435, $398,808, and $96,586, which consist of unrealized gains of $8,898, $429,314, and $111,338 and unrealized losses of $4,463, $30,508, and $14,752, respectively. Additionally, the net unrealized loss on investments for Bond Income of $22,635 comprised unrealized gains of $7,747 and unrealized losses of $30,382. During the year ended November 30, 1996, Bond Income purchased $901,724 of securities and sold/matured $802,093. Comparable figures for Short-Term Bond are $3,623,163 and $2,533,225; for Growth $697,108 and $376,770; and for International, $315,108
and $51,496. Included in the above amounts for Bond Income and Short-Term Bond are purchases of $240,906 and $619,792 and sales of $104,008 and $1,083,918 of
U.S. Government securities, respectively.

                            SEXTANT
                                MUTUAL FUNDS (GRAPHIC OMITTED)

                        (GRAPHIC OMITTED) SHORT-TERM BOND
                        (GRAPHIC OMITTED) BOND INCOME
                        (GRAPHIC OMITTED) GROWTH
                        (GRAPHIC OMITTED) INTERNATIONAL


                  ( GRAPHIC OMITTED) SATURNA CAPITAL
                                     MUTUAL FUNDS
                                     1300 No. State Street
                                     Bellingham WA 98225-4730

                                     800/SATURNA
                                    (800/728-8762)
                                    www.saturna.com
                                    ANNUAL REPORT
                                  NOVEMBER 30, 1996

This report is issued for the information of the shareowners of the Funds. It is not for the distribution to propective investors unless it is accompanied or preceded by an effective prospectus relating to the securities of the Trust. The Sextant Funds are series of Saturna Investment Trust.